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                                                                      Exhibit 21


                                 SUBSIDIARY LIST


                      Astral, Inc., A DELAWARE CORPORATION

               Alliance Pharmaceutical GmbH, A GERMAN CORPORATION

                 MDV Technologies, Inc., A DELAWARE CORPORATION

               Molecular Biosystems, Inc., A DELAWARE CORPORATION

               Talco Pharmaceutical, Inc., A DELAWARE CORPORATION